As filed with the Securities and Exchange Commission on October 24, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Blackstone Real Estate Income Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	81-0696966
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

345 Park Avenue

New York, New York 10154

(Address of Principal Executive Offices) (Zip Code)

BLACKSTONE REAL ESTATE INCOME TRUST, INC.

AMENDED AND RESTATED 2022 STOCK INCENTIVE PLAN

(Full title of the plan)

Leon Volchyok

Chief Legal Officer

Blackstone Real Estate Income Trust, Inc.

345 Park Avenue

New York, New York 10154

(Name and address of agent for service)

Tel: (212) 583-5000

(Telephone number, including area code, of agent for service)

Copies of all communications to:

Benjamin C. Wells

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Tel: (212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be sent or given to the participants in the Blackstone Real Estate Income Trust, Inc. Amended and Restated 2022 Stock Incentive Plan (the “Plan”) covered by this Registration Statement, as required by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Blackstone Real Estate Income Trust, Inc. (the “Registrant”) with the Commission (each with Commission File No. 000-55931) are hereby incorporated in this Registration Statement by reference:

a)

The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the Commission on March 7, 2025 (including information specifically incorporated by reference into the Registrant’s definitive proxy statement on Schedule 14A filed with the Commission on March 31, 2025);

b)	The Registrant’s Quarterly Report on Form 10-Q for the three months ended March 31, 2025 filed with the Commission on May 9, 2025;

c)	The Registrant’s Quarterly Report on Form 10-Q for the three and six months ended June 30, 2025 filed with the Commission on August 13, 2025;

d)

The Registrant’s Current Reports on Form 8-K, as filed with the Commission on January  17, 2025, February  18, 2025, March  7, 2025, April  15, 2025, May  16, 2025, June  30, 2025, July  18, 2025, July  21, 2025, August  7, 2025, August  18, 2025, September  8, 2025, September  19, 2025, October  7, 2025, and October 17, 2025; and

e)

The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statements on Form 8-A12G, as filed with the Commission on April 30, 2018 pursuant to section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as updated by the description of the Registrant’s Common Stock filed as Exhibit 4.3 to its Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the Commission on March 7, 2025, including any further amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents; except for any portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission.

Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors, Officers and Others.

The Registrant’s organizational documents generally limit the personal liability of its stockholders, directors and officers for monetary damages and require the Registrant to indemnify and advance expenses to its directors, officers and the Registrant’s adviser, BX REIT Advisors L.L.C. (the “Adviser”) and any of its affiliates acting as its agent subject to the limitations of the NASAA REIT Guidelines and Maryland law. Maryland law permits a corporation to include in its charter a provision limiting the liability of directors and officers to the corporation and its stockholders for money damages, except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment and which is material to the cause of action. The Maryland General Corporation Law (the “MGCL”) requires a corporation (unless its charter provides otherwise, which the Registrant’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL allows directors and officers to be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred in connection with a proceeding unless the following can be established:

•	an act or omission of the director or officer was material to the cause of action adjudicated in the proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. The MGCL permits a corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

In addition to the above limitations of the MGCL, the Registrant’s charter provides that its directors, the Adviser and its affiliates may be indemnified for losses or liability suffered by them or held harmless for losses or liability suffered by the Registrant only if all of the following conditions are met:

•	the indemnitee determined, in good faith, that the course of conduct which caused the loss or liability was in the Registrant’s best interest;

•	the indemnitee was acting on the Registrant’s behalf or performing services for it;

•	in the case of affiliated directors, the Adviser or its affiliates, the liability or loss was not the result of negligence or misconduct by the party seeking indemnification; and

•	in the case of the Registrant’s independent directors, the liability or loss was not the result of gross negligence or willful misconduct by the party seeking indemnification.

In addition, any indemnification or any agreement to hold harmless is recoverable only out of the Registrant’s net assets and not from its stockholders.

The Registrant’s charter also provides that it may not provide indemnification to a director, the Adviser or any affiliate of the Adviser for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the party seeking indemnification;

•	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to such party; or

•

a court of competent jurisdiction approves a settlement of the claims against such party and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which the Registrant’s securities were offered or sold as to indemnification for violations of securities laws.

Finally, the Registrant’s charter provides that it may pay or reimburse reasonable legal expenses and other costs incurred by its directors, the Adviser and its affiliates in advance of final disposition of a proceeding only if all of the following are satisfied:

•	the proceeding relates to acts or omissions with respect to the performance of duties or services on the Registrant’s behalf;

•	the indemnitee provides the Registrant with written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification;

•

the legal proceeding was initiated by a third party who is not a stockholder or, if by a stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement; and

•

the indemnitee provides the Registrant with a written agreement to repay the amount paid or reimbursed, together with the applicable legal rate of interest thereon, if it is ultimately determined that he or she did not comply with the requisite standard of conduct and is not entitled to indemnification.

The Registrant has entered into indemnification agreements with each of its directors and executive officers. Pursuant to the terms of these indemnification agreements, the Registrant would indemnify and advance expenses and costs incurred by its directors and executive officers in connection with any claims, suits or proceedings brought against such directors and executive officers as a result of his or her service. However, the Registrant’s indemnification obligation is subject to the limitations set forth in the indemnification agreements and in its charter. The Registrant also maintains a directors and officers insurance policy.

The general effect to investors of any arrangement under which any of the Registrant’s controlling persons, directors or officers are insured or indemnified against liability is a potential reduction in distributions resulting from its payment of premiums, deductibles and other costs associated with such insurance or, to the extent any such loss is not covered by insurance, its payment of indemnified losses. In addition, indemnification could reduce the legal remedies available to the Registrant and its stockholders against the indemnified individuals; however, this provision does not reduce the exposure of the Registrant’s directors and officers to liability under federal or state securities laws, nor does it limit its stockholders’ ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to the Registrant or its stockholders, although the equitable remedies may not be an effective remedy in some circumstances.

The SEC and certain state securities regulators take the position that indemnification against liabilities arising under the Securities Act and state securities laws is against public policy and unenforceable.

BREIT Operating Partnership L.P., a Delaware limited partnership of which the Registrant is the general partner, must also indemnify the Registrant and its directors and officers and other persons the Registrant may designate against damages and other liabilities in its capacity as general partner.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description

4.1	Second Articles of Amendment and Restatement of Blackstone Real Estate Income Trust, Inc. (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on July 27, 2017 and incorporated herein by reference)

4.2	Articles of Amendment of Blackstone Real Estate Income Trust, Inc., dated August 15, 2019 (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on August 16, 2019 and incorporated herein by reference)

4.3	Articles of Amendment of Blackstone Real Estate Income Trust, Inc., dated March 27, 2020 (filed as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed on May 15, 2020 and incorporated herein by reference)

4.4	Articles of Amendment of Blackstone Real Estate Income Trust, Inc., dated December 30, 2022 (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on January 6, 2023 and incorporated herein by reference)

4.5	Articles Supplementary of Blackstone Real Estate Income Trust, Inc., dated December 30, 2022 (filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on January 6, 2023 and incorporated herein by reference)

4.6	Certificate of Correction of Articles of Amendment of Blackstone Real Estate Income Trust, Inc., dated May 11, 2023 (filed as Exhibit 3.1 to Post-Effective Amendment No. 7 to the Registrant’s Registration Statement on Form S-11 (File No. 333-260168) filed on May 16, 2023 and incorporated herein by reference)

4.7	Articles of Amendment of Blackstone Real Estate Income Trust, Inc., dated May 12, 2023 (filed as Exhibit 3.2 to Post-Effective Amendment No. 7 to the Registrant’s Registration Statement on Form S-11 (File No. 333-260168) filed on May 16, 2023 and incorporated herein by reference)

4.8	Articles Supplementary of Blackstone Real Estate Income Trust, Inc., dated May 12, 2023 (filed as Exhibit 3.3 to Post-Effective Amendment No. 7 to the Registrant’s Registration Statement on Form S-11 (File No. 333-260168) filed on May 16, 2023 and incorporated herein by reference)

4.9	Amended and Restated Bylaws of Blackstone Real Estate Income Trust, Inc. (filed as Exhibit 3.2 to Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form S-11 (File No. 333-213043) filed on August 30, 2016 and incorporated herein by reference)

4.10	Articles of Amendment of Blackstone Real Estate Income Trust, Inc., dated July 18, 2025 (filed as Exhibit 3.10 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-11 (File No. 333-280059) filed on July 18, 2025 and incorporated herein by reference)

4.11	Articles Supplementary of Blackstone Real Estate Income Trust, Inc., dated July 18, 2025 (filed as Exhibit 3.11 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-11 (File No. 333-280059) filed on July 18, 2025 and incorporated herein by reference)

4.12*	Blackstone Real Estate Income Trust, Inc. Amended and Restated 2022 Stock Incentive Plan

5.1*	Opinion of Venable LLP as to the legality of the securities being issued

23.1*	Consent of Venable LLP (included in Exhibit 5.1)

23.2*	Consent of Deloitte & Touche LLP

24.1*	Power of Attorney (included on the signature page to this Registration Statement)

107*	Calculation of Filing Fee Table

*	Filed herewith

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 24, 2025.

BLACKSTONE REAL ESTATE INCOME TRUST, INC.

By:	/s/ Robert Harper
Name:	Robert Harper
Title:	Interim Chief Executive Officer and Co-President

We, the undersigned officers and directors of Blackstone Real Estate Income Trust, Inc., hereby severally constitute A.J. Agarwal, Robert Harper, Anthony F. Marone, Jr., Paul Kolodziej, Leon Volchyok, and Zaneta Koplewicz and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement filed herewith and any and all amendments to said Registration Statement, including any Registration Statement filed pursuant to Rule 462(b), and generally to do all such things in our names and in our capacities as officers and directors to enable Blackstone Real Estate Income Trust, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Commission, hereby ratifying and confirming our signature as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the following capacities on October 24, 2025.

Signature	Title(s)	Date

/s/ Robert Harper Robert Harper	Interim Chief Executive Officer, Co-President and Director (Principal Executive Officer)	October 24, 2025

/s/ Anthony F. Marone, Jr. Anthony F. Marone, Jr.	Chief Financial Officer and Treasurer (Principal Financial Officer)	October 24, 2025

/s/ Paul Kolodziej Paul Kolodziej	Deputy Chief Financial Officer (Principal Accounting Officer)	October 24, 2025

/s/ A.J. Agarwal A.J. Agarwal	Director	October 24, 2025

/s/ Frank Cohen Frank Cohen	Chairman of the Board	October 24, 2025

/s/ Susan Carras Susan Carras	Independent Director	October 24, 2025

/s/ Raymond J. Beier Raymond J. Beier	Independent Director	October 24, 2025

/s/ Richard I. Gilchrist Richard I. Gilchrist	Independent Director	October 24, 2025

/s/ Field Griffith Field Griffith	Independent Director	October 24, 2025

/s/ Edward Lewis Edward Lewis	Independent Director	October 24, 2025